Exhibit 10.7

AMENDMENT NO. 1 TO TERMINATION OF
LOAN AGREEMENT AND PROMISSORY NOTE

This Amendment No. 1 to Termination of Loan Agreement and Promissory Note (this “Amendment”) is entered into by and between TransparentBusiness, Inc., a Delaware corporation (“TransparentBusiness”) and Silvina Moschini, an individual and executive officer and director of TransparentBusiness (the “Borrower”).

WHEREAS:

●	TransparentBusiness and its executive officers previously deemed it to be in the best interest of TransparentBusiness and its shareholders to acquire a collaboration workspace in Miami, FL for use by the Borrower, other employees and executives of TransparentBusiness, and potential strategic partners, customers and independent contractors of TransparentBusiness and, therefore, entered into a Loan Agreement with the Borrower on October 24, 2020.

●	The Borrower has received a loan of $1,700,000 pursuant to the said agreement and has since paid $90,000 in cash and 1,500,000 shares of TransparentBusiness common stock towards repayment of the Loan, with the intent to repay and terminate the loan, pursuant to a Termination of Loan Agreement and Promissory Note executed on April 28, 2021 (the “Termination Agreement”).

●	TransparentBusiness and the Borrower desire to amend the Termination Agreement to require an additional transfer of shares to TransparentBusiness by Borrower in order to fully satisfy the loan.

WHEREFORE:

The Parties, therefore, agree that, upon execution of this Amendment, the Borrower shall relinquish to TransparentBusiness six million three hundred ninety-four thousand seven hundred thirty-seven (6,394,737) shares of TransparentBusiness common stock, to repay the remainder of the Loan balance and fully satisfy the Loan.

IN WITNESS WHEREOF and acknowledging acceptance and agreement of the foregoing, Borrower and TransparentBusiness affix their signatures hereto.

TRANSPARENTBUSINES, INC.	BORROWER

By:	/s/ Alex Konanykhin	By:	/s/ Silvina Moschini
Date:	7/2/2021	Date:	7/2/2021